       1											Exhibit 99.1


SUN COMPANY CHANGES CORPORATE NAME TO SUNOCO,
UPDATES LOGO AND SERVICE STATION DESIGN,
ESTABLISHES INTERNET WEB SITE

   PHILADELPHIA, Nov. 5, 1998 - On Friday, Nov. 6, 1998, Sun Company, Inc. will officially change its name to Sunoco, Inc., the company announced today.

   At the same time, the familiar Sunoco logo is being updated and Sunoco retail outlets are being redesigned. The company is also debuting its new Internet Web site - www.SunocoInc.com.

   "We think it makes sense to call ourselves by the name that identifies us best, and that is Sunoco," said Chairman and Chief Executive Officer Robert H. Campbell. "Not only is the Sunoco logo a familiar presence at service stations and convenience stores throughout our fuels marketing territory, it is known worldwide in lubricants and chemicals marketing.

   "Millions of customers recognize the Sunoco name, and it carries a solid reputation -- and a long history -- of outstanding quality and excellent service. Those are strong competitive advantages, and we are intent on using every advantage to enhance our business position."

   Campbell noted that the Sunoco name was first used in 1906 as a contraction of Sun Oil Company and that the Sunoco logo has been in use since 1920, when the company opened its first "filling station" in Ardmore, Pa. (The location is still in operation as a Sunoco Ultra Service Center.)

   The revisions to the Sunoco logo mark the first changes since 1954, when the arrow was moved from horizontal to diagonal and the lettering slightly changed. Several alternatives to that design were consumer tested, and the one selected represents the image that consumers like best. All the elements of the current logo are retained - the blue and yellow colors, the diamond shape, the Sunoco name and the diagonal red arrow - but changes in lettering and other design features give it a more contemporary look.

   Rollout of the new logo and new station design, developed by Atlanta design firm Antista Fairclough, has already begun, with the entire conversion scheduled to take place over an extended period of time. The new design includes more colorful graphics on canopies and dispensers, as well as a bright yellow background for Aplus convenience store signs and updated signage at Sunoco Ultra Service Centers.

   Campbell added that the company's new Web site is on line as of today. "Consumers, investors, and anyone interested in Sunoco can get financial information as well as information about our products and services, our various businesses, our environmental commitment, our history, and much more at www.SunocoInc.com," he noted.

   The New York Stock Exchange trading symbol for the company remains SUN. The company's new corporate CUSIP number, issued in conjunction with the change of name, is 86764P 10 9. Holders of existing common stock certificates in the name of Sun Company, Inc. do not need to exchange their certificates for new ones.

   Headquartered in Philadelphia, Sunoco, Inc. operates five domestic refineries with approximately 700,000 barrels per day of crude oil processing capacity and markets gasoline under the Sunoco brand through approximately 3,800 Sunoco outlets in 17 states from Maine to Virginia and west to Indiana. The company sells lubricants and petrochemicals worldwide, operates domestic pipelines and terminals, and manufactures metallurgical-grade coke for use in the steel industry. For further information, check the company's new Web Site at http://www.SunocoInc.com.

For further information contact:
	Bud Davis (media) 215-977-3485
	Terry Delaney (investors) 215-977-6106